Exhibit 99.1
Gossamer Bio Announces First Quarter 2026 Financial Results and Provides Business Update
- FDA Confirms In-Person Pre-NDA Type B Meeting in Mid-June -
- Positive PROSERA CT FRI Results Demonstrated Multiple Statistically Significant Treatment Effects, Including Novel Signals Correlated with Clinical Outcomes -
- Gossamer Announces Commencement of Exchange Offer and Consent Solicitation for Outstanding 5.00% Convertible Senior Notes Due 2027 -
- Cash, cash equivalents and marketable securities totaled $99 million as of March 31 -

SAN DIEGO—(BUSINESS WIRE)— May 18, 2026 — Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD), today announced its financial results for the first quarter ended March 31, 2026, and provided a business update. Gossamer Bio and the Chiesi Group are jointly developing seralutinib under a global collaboration agreement.
"We are executing across multiple fronts at Gossamer," said Faheem Hasnain, Chairman, Co-Founder, and CEO of Gossamer Bio. "We have secured an in-person Pre-NDA Type B meeting with the FDA, reflecting our conviction in both the breadth of the PROSERA dataset and in the totality of evidence supporting seralutinib. Subject to the outcomes of that meeting, we expect to submit an NDA for seralutinib in PAH in September of this year. We see a regulatory path forward, toward an NDA submission, and we are executing against it."
"The PROSERA CT FRI substudy results further strengthen our confidence in seralutinib. For the first time in a controlled PAH trial, we saw statistically significant imaging signals not only in the arterial compartment, but also across the venous vasculature and the parenchyma, and these signals correlated with clinical outcomes. This expands the seralutinib story well beyond arterial remodeling and provides structural evidence that seralutinib is acting across the lung in a manner consistent with its mechanism of action, even in a well-treated patient population.”
“We have also taken steps to address our capital structure through a proposed exchange of our convertible notes, which we believe will strengthen our balance sheet as we approach this pivotal regulatory milestone. Our focus remains on disciplined execution as we look to advance seralutinib and prepare for the next phase of the Company’s growth.”

Seralutinib (GB002): Inhaled PDGFR, CSF1R and c-KIT Inhibitor
Regulatory Interactions: Type B Pre-NDA Meeting and Potential NDA Submission
•    The Company has requested and received confirmation of an in-person Pre-NDA Type B meeting with the U.S. Food and Drug Administration (FDA), scheduled for mid-June. Following continued review of the PROSERA dataset, including the efficacy data and consistency of clinical, imaging, and safety findings, the Company elected to pursue a Type B meeting rather than the previously anticipated Type C meeting, to enable a more comprehensive discussion of the totality of evidence supporting a potential NDA submission for seralutinib in PAH.
•    Gossamer is pursuing a New Drug Application (NDA) on the basis of one adequate and well-controlled clinical investigation plus confirmatory evidence. Subject to the outcomes of the Pre-NDA meeting, the Company expects to submit an NDA for seralutinib for the treatment of PAH in September 2026. If the NDA is accepted for filing, seralutinib could be eligible for FDA approval in the third quarter of 2027.
PROSERA CT FRI Sub-Study Topline Results
•    The PROSERA CT functional respiratory imaging (FRI) exploratory substudy (n = 162) demonstrated multiple statistically significant exploratory treatment effects across arterial, venous, fibrosis related, and vascular complexity parameters, yielding what the Company believes is the broadest multi-compartment imaging signal reported to date from a controlled therapeutic trial in pulmonary hypertension. Building on the arterial remodeling signal first identified in earlier studies, PROSERA generated what the Company believes is the most comprehensive CT FRI dataset from a controlled PAH trial, expanding the characterization of seralutinib's biologic activity across the pulmonary vasculature and lung parenchyma. All reported p-values were nominal and unadjusted for multiplicity.
• In the arterial compartment, seralutinib demonstrated a statistically significant reduction in the proportion of blood volume within larger arterial vessels versus placebo (p = 0.0200), consistent with proximal decompression and arterial remodeling in a larger and more heterogeneous Phase 3 population. PROSERA's analytical scope also extended to include more proximal vessels, broadening the portion of the pulmonary vasculature assessed.
•     Beyond the arterial compartment, PROSERA identified statistically significant venous and fibrosis related treatment effects not previously detected in the seralutinib program. Seralutinib increased total venous blood volume (p = 0.0155) and small venous vessel volume (p = 0.0341), reduced absolute and normalized fibrosis-like tissue in the parenchyma (p = 0.0260, p = 0.0250), and increased venous vascular fractal dimension (p = 0.0435), consistent with greater vascular complexity. These multi compartment findings were enabled by the scale and scope of the PROSERA dataset.
•    While PAH has historically been characterized as a disease of the pulmonary arteries, pathological and imaging literature increasingly recognize the contributions of impaired microvascular perfusion, venous underfilling, inflammation, and perivascular fibrosis to disease progression. The venous and fibrosis signals in PROSERA may provide structural context for these processes and are aligned with seralutinib's non vasodilatory mechanism targeting inflammatory, proliferative, and fibrotic pathways within the pulmonary vasculature and surrounding parenchyma.

•    Imaging changes observed in PROSERA were associated with favorable changes in clinical outcomes, including pulmonary hemodynamics, NT proBNP, 6 minute walk distance, and REVEAL Lite 2 risk score. These correlations reinforce the biological relevance of the CT FRI data.
•    The Company believes these exploratory findings, taken together with their consistency with clinical results and seralutinib's mechanism of action, provide meaningful structural support for seralutinib's activity across the pulmonary vasculature.
Convertible Notes Exchange Offer
•    The Company today announced the commencement of an exchange offer (the "Exchange Offer") to exchange any and all of its outstanding 5.00% Convertible Senior Notes due 2027 (the "Existing Notes," $200 million aggregate principal amount outstanding) for a combination of (i) shares of common stock or prefunded warrants, (ii) new 7.50% Senior Secured First Lien Convertible Notes due 2030 (the "New Notes"), and (iii) with respect to Existing Notes tendered prior to the early tender deadline, warrants to purchase shares of common stock (the "Purchase Warrants"), and a concurrent consent solicitation (the "Consent Solicitation") to adopt certain proposed amendments to the indenture governing the Existing Notes.

•    For each $1,000 in aggregate principal amount of Existing Notes validly tendered, holders will receive (i) 1,588.2353 shares of common stock (or prefunded warrants in lieu thereof), (ii) $360 principal amount of New Notes , and (iii) with respect to Existing Notes tendered prior to the early tender deadline only, 750 Purchase Warrants. The New Notes will bear interest at a rate of 7.50% per annum, payable semi-annually in arrears in cash, and will be secured by a first-priority lien on substantially all assets of the Company and its subsidiaries. The New Notes will mature on July 1, 2030 and will have an initial conversion price at a 10% premium to a reference price, subject to certain limitations. The Purchase Warrants will have an exercise price at a 25% premium to a reference price, subject to certain limitations, and will be exercisable beginning six months after issuance through the fifth anniversary of issuance.
•    The Proposed Amendments would eliminate substantially all of the restrictive covenants in the indenture governing the Existing Notes, as well as certain events of default and related provisions applicable to the Existing Notes.
•    Holders of approximately 75.2% of the Existing Notes have entered into a transaction support agreement to tender their Existing Notes in the Exchange Offer. The Exchange Offer is subject to a minimum participation condition of 98% of the aggregate principal amount of Existing Notes, which may be waived. The early tender deadline is expected to be 10 business days following commencement of the Exchange Offer, and the Exchange Offer is expected to expire 21 business days following commencement, unless extended or earlier terminated.
•    Upon full participation, the Exchange Offer would reduce the Company's outstanding convertible indebtedness from $200 million to $72 million in aggregate principal amount, a reduction of $128 million. The Exchange Offer is intended to extend the Company's debt maturity profile and strengthen its balance sheet as seralutinib advances toward a potential NDA submission in pulmonary arterial hypertension.

•    The New Notes will include a minimum cash covenant of $40 million, stepping down upon the completion of certain aggregate financing thresholds and acceptance for filing of the Company's NDA for seralutinib by the FDA.
•    Cantor Fitzgerald & Co. is serving as dealer manager and Latham & Watkins LLP is serving as legal counsel to the Company in connection with the Exchange Offer.
•    The securities offered in the Exchange Offer have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
•    The Exchange Offer is being made only to holders of Existing Notes that are “qualified institutional buyers” as defined in Rule 144A under the Securities Act.

Financial Results for Quarter Ended March 31, 2026
•Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities totaled $99.2 million as of March 31, 2026. We expect the combination of current cash, cash equivalents and marketable securities will be sufficient to fund our operating and capital expenditures into the first quarter of 2027.
•Revenue from contracts with collaborators: For the quarter ended March 31, 2026, revenue associated with our collaboration with Chiesi was $17.0 million, including $9.3 million of cost reimbursement revenue, compared to $9.9 million of revenue for the same period in 2025.
•Research and Development (R&D) Expenses: For the quarter ended March 31, 2026, R&D expenses were $43.1 million, compared to $38.0 million for the same period in 2025. The increase was primarily driven by costs associated with clinical trials for seralutinib.
•General and Administrative Expenses (G&A): For the quarter ended March 31, 2026, G&A expenses were $18.7 million, compared to $8.7 million for the same period in 2025. The increase was primarily driven by one-time severance and related charges associated with the previously announced reduction in force.
•Net Loss: Net loss for the quarter ended March 31, 2026, was $46.7 million, or $0.20 basic net loss per share, compared to a net loss of $36.6 million, or $0.16 basic net loss per share, for the same period in 2025.

Conference Call and Webcast
Gossamer’s management team will host a conference call and live audio webcast at 8:00 a.m. ET today, Monday, May 18th, to discuss its first quarter 2026 financial results and business update.
The live audio webcast may be accessed through the “Events / Presentations” page in the “Investors” section of the Company's website at gossamerbio.com. Alternatively, the conference call may be accessed through the following:
Domestic Dial-in Number: 1-800-715-9871

International Dial-in Number: 1-646-307-1963
Conference ID: 3974570
Live Webcast: https://edge.media-server.com/mmc/p/qud2to75
A replay of the audio webcast will be available for 30 days on the “Investors” section of the Company's website, gossamerbio.com.
About Gossamer Bio
Gossamer Bio is a clinical-stage biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension and pulmonary hypertension associated with interstitial lung disease. Its goal is to be an industry leader in, and to enhance the lives of patients living with, pulmonary hypertension.
Forward-Looking Statements
Gossamer cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the timing, occurrence and outcome of the Company’s planned Pre-NDA Type B meeting with the U.S. Food and Drug Administration; the timing and potential submission of an NDA for seralutinib in PAH; the potential significance, interpretation and implications of data from the Phase 3 PROSERA study, including the CT FRI substudy; the development potential and market opportunity of seralutinib in PAH, PH-ILD and other indications; the Company’s proposed exchange offer and consent solicitation relating to its outstanding 5.00% convertible senior notes due 2027, including the anticipated benefits thereof; and the expected timeframe for funding the Company’s operating plan with current cash, cash equivalents and marketable securities. The inclusion of forward-looking statements should not be regarded as a representation by Gossamer that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Gossamer’s business, including, without limitation: the Company may not be able to identify a development path forward for seralutinib or submit an NDA on the timeframe we expect or at all, whether as a result of FDA feedback or otherwise, and any path forward may require additional capital and other resources, which may not be available on reasonable terms, if at all, or may limit the commercial opportunity for seralutinib; topline results the Company reports are based on preliminary analysis of key data, and such data may change following a more comprehensive review of the data related to the clinical trial or substudy and such topline data may not accurately reflect the complete results of a clinical trial or substudy; the Company’s interpretation, significance and regulatory relevance of data from the Phase 3 PROSERA study, including the CT FRI substudy, may be inconsistent with the views of the FDA or others; risks related to the Company’s proposed exchange offer and consent solicitation, including whether the transaction is completed and whether the anticipated benefits are realized; we may not be able to complete the exchange offer on the anticipated timeline or at all and we may not realize the anticipated benefits therefrom; potential delays in the commencement, enrollment and completion of clinical trials; disruption to our operations from unexpected events, including clinical trial delays; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials with seralutinib are not necessarily predictive of future results; the success of Gossamer’s clinical trials and preclinical studies for seralutinib; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of seralutinib that may limit its development, regulatory approval and/or commercialization, or may result in clinical holds, recalls or product liability claims; Gossamer’s ability to obtain and maintain intellectual property protection for seralutinib; Gossamer’s ability to comply with its obligations in collaboration agreements with third parties or the agreements under which it licenses intellectual property rights from third parties; unstable market and economic conditions and changes in healthcare legislation, tariffs and trade policies may adversely affect the Company's business and financial condition and the broader economy and biotechnology industry; Gossamer may use its capital resources sooner than it expects; and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Gossamer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
The offering, issuance and sale of the new convertible senior notes as part of the exchange offer has not been registered under the Securities Act of 1933, as amended, or any other securities laws. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, the new convertible notes, shares of common stock (or prefunded warrants) and purchase warrants offered in the exchange offer, the shares of common stock issuable upon conversion of the convertible notes, prefunded warrants or purchase warrants, the existing convertible notes or any other securities, nor will there be any sale of such securities or any other securities, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

Gossamer Bio Statement of Operations
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended March 31,
	2026	2025
Revenue:
Revenue from contracts with collaborators	$16,955	$9,889
Total revenue	16,955	9,889
Operating expenses:
Research and development	43,075	38,041
General and administrative	18,746	8,658
Total operating expenses	61,821	46,699
Loss from operations	(44,866)	(36,810)
Other income (expense)
Interest income	354	294
Interest expense	(2,755)	(2,746)
Other income, net	603	2,624
Total other income (loss), net	(1,798)	172
Net Loss	$(46,664)	$(36,638)
Net loss per share, basic and diluted	$(0.20)	$(0.16)
Weighted average common shares outstanding, basic and diluted	234,137,364	226,818,051

Condensed Consolidated Balance Sheet
(in thousands)

BALANCE SHEET DATA:	March 31, 2026	December 31, 2025
	(unaudited)
Cash, cash equivalents, and marketable securities	$99,215	$136,932
Working capital	68,030	104,209
Total assets	128,899	172,249
Total liabilities	290,382	295,009
Accumulated deficit	(1,485,602)	(1,438,938)
Total stockholders' deficit	(161,483)	(122,760)

For Investors and Media:
Bryan Giraudo, Chief Financial Officer & Chief Operating Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com